Filed Pursuant to Rule 424(b)(3)
File Number 333-179258

Prospectus Supplement No. 7

To Prospectus dated April 10, 2012

POSITIVEID CORPORATION
36,970,450
Shares of
Common Stock

This Prospectus Supplement No. 7 supplements the Prospectus dated April 10, 2012 relating to the resale by the selling stockholders of up to 36,970,450 shares of our common stock.  This Prospectus Supplement No. 7 includes the attached Form 8-K filed by us with the Securities and Exchange Commission on September 28, 2012.

This Prospectus Supplement No. 7 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and all other amendments or supplements to the Prospectus. This Prospectus Supplement No. 7 is qualified by reference to the Prospectus and any other amendments or supplements to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 7 updates and supersedes the information contained in the Prospectus and any other amendments or supplements to the Prospectus.

INVESTING IN THESE SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THE PROSPECTUS BEFORE PURCHASING THE COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT NO. 7, THE PROSPECTUS OR ANY OTHER AMENDMENTS OR SUPPLEMENTS TO THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 7 is September 28, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

POSITIVEID CORPORATION
 (Exact name of registrant as specified in its charter)

DELAWARE	001-33297	06-1637809
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 201 DELRAY BEACH, FLORIDA		33445
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-805-8008

1690 SOUTH CONGRESS AVENUE, SUITE 201
DELRAY BEACH, FLORIDA 33445
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 28, 2012, the employment of Bryan D. Happ (“Happ”), the Chief Financial Officer of PositiveID Corporation (the “Company”), terminated.  In connection with the termination of Happ’s Employment and Non-Compete Agreement dated September 30, 2011, the Company and Happ entered into a Separation Agreement and General Release (the “Separation Agreement”) on September 28, 2012. Pursuant to the Separation Agreement, Happ will receive payments totaling $404,423 (the “Compensation”), consisting of past-due accrued and unpaid salary and bonus amounts plus termination compensation. Of the Compensation, $100,000 will be paid in common stock of the Company and $304,423 will be paid in cash. The cash balance of $304,423 will be repaid at a rate of $3,700 per bi-weekly pay period, subject to accelerated payment under certain events.

Also effective September 28, 2012 the Company appointed William J. Caragol, the Company’s Chairman and Chief Executive Officer, as the Company’s Acting Chief Financial Officer.

A copy of the Separation Agreement will be filed as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012. The description of certain terms of the Separation Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of such agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PositiveID Corporation

Date: September 28, 2012

	By:	/s/ William J. Caragol
William J. Caragol Chief Executive Officer